Exhibit 99.1

CTG Proposes to Declassify Its Board of Directors

BUFFALO, N.Y., March 20, 2018 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced that the Board of Directors will unanimously recommend to its shareholders a corporate governance initiative to eliminate its classified Board structure and transition to a single class of directors to be elected annually. This proposed initiative represents the Company’s continued actions and ongoing commitment to serve the long-term interests of all CTG shareholders.

The Board of Directors voted unanimously to submit a proposal to the Company’s shareholders to declassify the Board by amending its Restated Certificate of Incorporation and Restated Bylaws at its 2018 annual meeting of shareholders, scheduled to be held on July 26, 2018. CTG’s Board is currently partitioned into three classes, with each director elected for a three-year term. If shareholders approve the proposal, all directors elected on or after the 2021 annual meeting of shareholders will be subject to annual elections. The full text of the proposal will be included in the Company’s proxy statement, which will be filed in advance of its 2018 annual meeting of shareholders and will require the approval of the holders of two-thirds of the outstanding shares of CTG’s common stock.

“The CTG Board believes that a robust corporate governance program is vital to creating long-term shareholder value,” stated CTG’s Chairman of the Board, Daniel J. Sullivan. “The recent initiatives to refresh our Board, modify our director and executive compensation program, and the proposal made today to declassify the Board reflect our commitment to strong corporate governance and alignment with the Company’s shareholders. The Board and the entire Company remain highly focused on executing against our strategic plan and financial objectives.”

About CTG

CTG (NASDAQ: CTG) provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, uncertainty as to the number of shares purchased in the tender offer, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, the risks associated with acquisitions, the negative effects of actions of activist shareholders and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Important Additional Information

Computer Task Group, Incorporated (the “Company”), its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company’s annual meeting of stockholders expected to be held on or around July 26, 2018. The Company intends to file a preliminary proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company stockholders. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Stockholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://www.ctg.com, by writing to the Company at 800 Delaware Avenue, Buffalo, New York 14209, Attn: Investor Relations.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

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